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FOR IMMEDIATE RELEASE
---------------------

                                                         Richard F. Pops
                                                         Chief Executive Officer
                                                         64 Sidney Street
                                                         Cambridge, MA 02139
                                                         (617)494-0171

                 ALKERMES ANNOUNCES OFFERING OF $100 MILLION OF
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

Cambridge, MA, February 27, 1998. Alkermes, Inc. (the "Company") (NASDAQ: ALKS) announced today that it has entered into a purchase agreement providing for the sale to certain initial purchasers of 2,000,000 shares of convertible exchangeable preferred stock at $50 per share (the "Preferred Stock") in a private offering to certain institutional investors expected to close March 4, 1998. The Company has granted the initial purchasers a 30-day option to purchase up to an additional 300,000 shares of the Preferred Stock to cover over-allotments, if any. Dividends on the Preferred Stock will be cumulative at the annual rate of $3.25 per share. The Preferred Stock will be convertible into shares of Common Stock of the Company at a conversion price of approximately $29.625 per share, subject to adjustment in certain circumstances. The Preferred Stock will be exchangeable, at the option of the Company, into 6 1/2% Convertible Debentures which will also be convertible into shares of Common Stock of the Company. The Preferred Stock and the Debentures, if issued, will be redeemable by the Company at declining redemption prices commencing in March 2001.

The Company stated that it intends to use the proceeds of the offering for the funding of preclinical testing and clinical trials and for other research and development activities, manufacturing facilities and equipment, working capital, and other corporate purposes. The Company may also use a portion of its available funds for acquisitions, although no such acquisitions are currently contemplated.

THE SECURITIES TO BE OFFERED WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.